Exhibit 16.1

August 24, 2009

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:

Optimized Transportation Management, Inc. (formerly United Restaurant Management, Inc.)

File No.:  000-53405

We have read the statements under Item 4.01 of the Current Report on Form 8-K/A to be filed with the Securities and Exchange Commission on August 24, 2009 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas